EXHIBIT 21.1
List of Subsidiaries

The Yuma Companies, Inc.
Yuma Exploration and Production Company, Inc.
Texas Southeastern Gas Marketing Company
Yuma Petroleum Company
Pyramid Oil LLC
Davis Petroleum Acquisition Corp.
Davis Petroleum Pipeline LLC
Davis GOM Holdings, LLC
Davis Petroleum Corp.